UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 18, 2011

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Employment Agreements.

NetREIT Inc, (the “Company”) entered into Employment Agreements with Jack Heilbron, the Company’s President and Chief Executive Officer; Ken Elsberry, the Company’s Chief Financial Officer; and Mr. Larry Dubose, who serves as Chief Executive Officer of NetREIT Advisors, LLC, the Company’s subsidiary. Each amended Employment Agreement (“Employment Agreement”) was executed on January 19, 2011. The terms of each Employment Agreement were approved by the Company’s Board of Directors.

The Employment Agreement for Mr. Heilbron provides for (i) the payment of an annual base salary of $260,000, (ii) the payment of up to 100% of his salary as an annual bonus at the discretion of the Compensation Committee and/or Board of Directors, (iii) long-term disability coverage and life insurance benefits, (iv) an automobile at the Company’s expense, and (v) increases in base salary, subject to review and adjustment by the Board of Directors.  In addition, the Company must reimburse Mr. Heilbron for approved travel and miscellaneous business expenses incurred in the course of his employment. The agreement terminates on the third (3rd) anniversary of its effective date (unless it is terminated prior to such date). Upon termination the agreement is automatically extended for one (1) year on each subsequent anniversary unless either the Executive or the Company elects not to so extend the term of the agreement. Under the agreement, Mr. Heilbron is eligible to receive stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans. The agreement also contains customary confidentiality and non-competition provisions.

The Employment Agreement for Mr. Elsberry provides for (i) the payment of an annual base salary of $76,800, (ii) the payment of up to 100% of his salary as an annual bonus at the discretion of the Compensation Committee and/or Board of Directors, (iii) long-term disability coverage and life insurance benefits and (iv) increases in base salary, subject to review and adjustment by the Board of Directors.  In addition, the Company must reimburse Mr. Elsberry for approved travel and miscellaneous business expenses incurred in the course of his employment. The agreement terminates on the third (3rd) anniversary of its effective date (unless it is terminated prior to such date). Upon termination the agreement is automatically extended for one (1) year on each subsequent anniversary unless either the Executive or the Company elects not to so extend the term of the agreement. Under the agreement, Mr. Elsberry is eligible to receive stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans. The agreement also contains customary confidentiality and non-competition provisions.

The Employment Agreement for Mr. Dubose provides for (i) the payment of an annual base salary of $249,600, (ii) the payment of up to 100% of his salary as an annual bonus at the discretion of the Compensation Committee and/or Board of Directors, (iii) long-term disability coverage and life insurance benefits and (iv) increases in base salary, subject to review and adjustment by the Board of Directors.  In addition, the Company must reimburse Mr. Dubose for approved travel and miscellaneous business expenses incurred in the course of his employment. The agreement terminates on the first (1st) anniversary of its effective date (unless it is terminated prior to such date). Upon termination the agreement is automatically extended for one (1) year on each subsequent anniversary unless either the Executive or the Company elects not to so extend the term of the agreement. Under the agreement, Mr. Dubose is eligible to receive stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans. The agreement also contains customary confidentiality and non-competition provisions

The above description of the Employment Agreements is a summary only and is qualified in its entirety by the Employment Agreements, which are attached hereto as Exhibits 10.15, 10.16 and 10.17.

Appointment of Principal Accounting Officer.

On January 17, 2010, the Company’s Board of Directors appointed Mr. John Bradford Hanson as the Company’s Principal Accounting Officer.  Mr. Hanson, age 55, has more than 30 years of experience serving in senior financial and accounting-related positions for several publicly traded companies. Mr. Hanson has been with the Company since February 2009. He will be responsible for Sarbanes-Oxley compliance, in addition to providing accounting services to the Company. Mr. Hanson is an at-will employee.

Prior to his employment by the Company in February 2009, Mr. Hanson had, since 2002, been a self-employed consultant who provided accounting services to public and private companies, including assistance with U.S. Securities and Exchange Commission compliance. He provided consulting services to the Company from November 2008 to the date of his employment. Mr. Hanson was a formerly licensed CPA in California, and holds a Bachelor of Science Degree in Accounting from San Diego State University.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.15	Employment Agreement for Mr. Heilbron Effective as of January 1, 2011
10.16	Employment Agreement for Mr. Elsberry Effective as of January 1, 2011
10.17	Employment Agreement for Mr. Dubose Effective as of January 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        NetREIT, Inc.

Date: January 24, 2011	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer